Southern African Resources plc

REPORT AND FINANCIAL STATEMENTS

Year ended 31 March 2004

Company Registration No. 4422435

Southern African Resources plc
DIRECTORS AND OFFICERS

DIRECTORS

Philippe Edmonds MA (Cantab)	Chairman
Roy Pitchford	Chief Executive
Andrew Groves	Executive Director
Charles Hansard	Non-Executive Director
Brian Moritz	Non-Executive Director
John Smithies	Non-Executive Director

SECRETARY

Philip Enoch MA (Oxon)

REGISTERED OFFICE	NOMINATED ADVISOR

4th Floor, Clements House	Grant Thornton Corporate Finance
14-18 Gresham Street	Grant Thornton House
London EC2V 7NN	Melton Street
Euston Square
London NW1 2EP
AUDITORS

Baker Tilly
Chartered Accountants
2 Bloomsbury Street
London WC1B 3ST

SOLICITORS	BROKER

Salans	Seymour Pierce Ellis Limited
Clements House	Talisman House
14-18 Gresham Street	Jubilee Walk
London EC2V 7NN	Three Bridges
Crawley
West Sussex RH10 1LQ
BANKERS

National Westminster Bank plc
Baker Street Branch
PO Box 2BA
69 Baker Street
London W1A 2BA

REGISTRARS

Capita IRG Plc
Balfour House
390-398 High Road
Ilford, Essex IG1 1NQ

Baker Tilly	Page 1

Southern African Resources plc
CHAIRMAN’S STATEMENT AND CHIEF EXECUTIVE OFFICER’S REPORT

Chairman’s Statement

Principal activities & strategy:

Southern African Resources plc (“SAR”), which listed on AIM in May 2002, is a mineral exploration, investment and development company. The strategy of Southern African Resources Plc is:

•	To accumulate a large PGM resource base on the western limb of the Bushveld Igneous Complex in South Africa, the world’s premier PGM production facility.
•	To upgrade the status of these resources via an aggressive drilling and evaluation programme.
•	To complete a bankable feasibility study for a first-phase development of a 300,000 ounce 4E PGM mine on the Leeuwkop property.
•	To acquire and explore new PGM prospects in southern Africa.

Overview:

It gives me great pleasure to report that developments of Southern African Resources Plc are progressing extremely well and that your Board believes that the Company is rapidly heading towards achieving its corporate objective of positioning itself as one of the market’s premier institutional quality Platinum Group Metal (‘PGM’) development companies.

Following a number of appointments, we now have a Board that has the experience and expertise to fully utilise our expanding PGM resource base. In addition, with the recently announced institutional funding, the Company is now fully financed for the next phase of its development.

We commenced the year with an inferred resource of 56 million oz 3PGM+Gold (4E) on our flagship Leeuwkop 402JQ property on the western limb of the world-renowned Bushveld Igneous Complex in South Africa. With the subsequent land extensions gained in the greater Leeuwkop area, this figure has the potential to more than double due to the continuity of the geology. Furthermore, our confirmatory drilling is producing strong results, which are increasing the resource grades and therefore the potential value of the deposit. Additionally we believe there is significant potential at our Molopo Farms Project in Botswana, which was acquired as part of our strategy of expanding further through the identification of PGM projects which we believe will support our ambitions of being a major player in the PGM sector.

Importantly following our recent funding we have a cash position of £19 million that will enable us to complete the bankable feasibility study on our first PGM mine project on the Leeuwkop 402JQ prospect, which is targeted to produce 300,000 ounces 4E per annum for a minimum period of 20 years. It will also enable us to finance confirmatory drilling on all our land holdings in the greater Leeuwkop area as well as on the Molopo Farms project. Furthermore, the funding has provided us with an excellent institutional investor base capable of supporting our development into a major PGM company.

Due to rapid development of your Company, I believe it is appropriate that the new CEO Roy Pitchford and I report extensively on post balance sheet events as well the financial year, so our reports have been divided into two sections.

Year ended 31st March 2004:

As I said, this has been a very important year for your Company with many of its targets being achieved. Applications to substantially expand the land holdings on the western limb of the Bushveld Igneous Complex (‘BIC’) were submitted and a drilling programme initiated, the results of which have been extremely encouraging. Significant finance was raised and the process to reinforce the Board with senior professionals from the PGM and financial sectors commenced.

At this stage of our development we are not currently producing any revenues as we are investing both time and cash resources into the Company to bring Leeuwkop to bankable feasibility, conduct further exploration and to acquire additional mineral prospecting rights. As such an operating loss of £487,896 for the year was incurred. Cash at bank at the financial year-end March 31st 2004 amounted to £2,496,695.

Baker Tilly	Page 2

Southern African Resources plc
CHAIRMAN’S STATEMENT AND CHIEF EXECUTIVE OFFICER’S REPORT

The major objective for the year was to add to our Leeuwkop land holdings thereby increasing the area of exclusive prospecting rights on the western limb of the BIC, the world’s premier PGM district, and to identify further PGM opportunities in southern Africa.

On the BIC, the Bakwena Tribe resolved to include the farms Wolwekraal 407JQ and Kareepoort 407JQ, into the 4,600 hectare Leeuwkop 402JQ prospecting contract, adding a further 460 hectares and 605 hectares respectively.

In addition, two prospecting permits totalling 1,730 hectares were issued by the South African Department of Minerals & Energy on state land to the east of Leeuwkop 402JQ. The first area measuring approximately 1,150 hectares is contiguous to the Leeuwkop 402JQ extension properties and the second measuring 580 hectares is approximately three kilometres further to the east.

During the year, international mining consultancy Snowden Group completed an initial scoping study using the results from an earlier exploration and drilling programme and extensive information available on the geology of the BIC from many decades of exploration and mining on the western limb. The study indicated a stand alone 300,000 oz per annum PGM mine was potentially commercially viable.

The positive outcome of the scoping study resulted in Snowden being appointed to manage a confirmatory drilling programme in the Leeuwkop prospecting area with a view to upgrading a portion of the known resources to the measured category. The programme had commenced by year end with a total of 7261.60 metres having been drilled, with subsequent results substantially improving on those of the scoping study.

In line with our policy of expansion and of acquiring other PGM projects in South Africa and elsewhere, we acquired a 52% holding in Tau Mining Limited (‘TML’). TML holds the exploration rights over the Molopo Farms Igneous Complex (‘MFIC’) in Botswana, a layered intrusion with similar geological characteristics to the PGM rich Bushveld Igneous Complex in South Africa. The Molopo Farms Prospect comprises 10 granted Prospecting Licences covering an area of approximately 6,185 square kilometres.

Post balance sheet comments:

The drilling programme initiated at the Leeuwkop project has progressed extremely well and is ahead of schedule, with 20,375 metres drilled as of 10th September 2004. More in depth detail of the programme and initial results can be found in Roy Pitchford’s CEO report.

As stated earlier, an important part of our strategy has been to locate further PGM projects within southern Africa, the first acquisition being a 52% stake in TML. Subsequent to the year end, an offer to minorities, fully supported by the TML board, resulted in SAR acquiring 100% of TML through the issue of 10.775 million ordinary SAR shares for the outstanding 21.55 million TML shares SAR did not already own.

To fund our acquisition, expansion, exploration and drilling we have raised in the region of £23 million over the last 18 months, which includes a recent share placing of 55,271,444 shares at £0.30 per share to raise a net £15.5 million. We have gained significant investment from leading US and European institutional investors, who have provided increased solidity to our share register and provided us with increased avenues to further finance our advance into production, following the completion of a bankable feasibility study at Leeuwkop.

In line with our strategy and the rapid development of your Company, we have strengthened our Board significantly. Roy Pitchford, former CEO of Zimbabwe Platinum Mines Limited (‘Zimplats’) has assumed the role of CEO. He has more than 20 years senior management and executive experience in southern Africa including ten years in the mining industry where he was CEO of Cluff Resources Zimbabwe Limited, Delta Gold Zimbabwe (Private) Limited and Zimplats. He was closely involved in building the fortunes of Zimplats creating a company with a PGM resource base in excess of 300 million oz. This includes projects such as bringing the Ngezi Opencast Platinum Mine into production and the re-commissioning of the Selous Metallurgical Complex on schedule and within budget at the end of 2001. He was then intimately involved in the takeover of Zimplats by Impala Platinum Holdings Limited, the world’s second largest producer of platinum.

Baker Tilly	Page 3

Southern African Resources plc
CHAIRMAN’S STATEMENT AND CHIEF EXECUTIVE OFFICER’S REPORT

Additionally, Charles Hansard has been appointed as a Non-Executive Director. His career began 30 years ago with Anglo American Corporation and Martin and Co in South Africa where he trained as a mining analyst. He has since held executive positions at Hambros Bank and Orion Royal Bank. He has been involved in the investment management industry since 1984 when he co-founded IFM Ltd., one of the earliest hedge fund managers in Europe. His Non-Executive Directorships include Moore Global Investments Limited, Apex Silver Mines Limited, and Deutsche Global Liquidity PLC.

Most recently we appointed John Smithies as a Non-Executive Director. His mining career spans over twenty-five years, during which time he has participated in the development and operation of some of South Africa’s largest platinum operations. Most recently, Mr. Smithies served as CEO and Managing Director of Impala Platinum Holdings Limited, the world’s second largest platinum producer and employer of 27,000 people. During his 20-year tenure at Impala, Mr. Smithies held a number of senior management positions. These included Director of Operations, where he was responsible for all aspects of the management of the Rustenberg Operations, which produces in excess of one million ounces of platinum per annum, as well as the Senior Manager of Projects where he evaluated and managed new opportunities. He also served as the General Manager of the Wildebeestfontein North Mine and Bafokeng South Mine and held direct operating positions for the mines’ underground operations.

In order to fully maximise the potential of your Company the new additions to the Board were appointed as they have the appropriate PGM mining and financial experience as well as proven track records of creating shareholder value in the sector. In line with this we are actively seeking to further strengthen the Board who in tandem with the CEO and his management team, can fulfil our objective of positioning SAR into one of the market’s premier institutional quality PGM development companies.

Going forward we have a huge amount to do. Our initial aim is to upgrade our resource status through further drilling and advanced verification processes and to commence mine development plans for the Leeuwkop property, while consolidating the newly acquired adjacent properties. Furthermore, we want to quickly advance the Molopo prospect through the initiation of a drill programme, having already identified significant drill targets. We are also actively looking to identify further opportunities in the PGM sector in southern Africa.

It is important to raise our corporate profile by positioning your Company with strong shareholder sponsorship, obtaining greater investor and analytical awareness, closing the gap between SAR’s relative valuation within its peer group and obtaining a premier rating as one of the largest institutional-quality value and growth stories within the PGM sector. Additionally, as our operations progress and our exposure in the US increases, we are actively looking to obtain a listing in North America on AMEX.

Finally, I’d like to thank all those involved in the Company for their work and enthusiasm, which has resulted in our recent successes. I now believe we have the projects and people with the relevant expertise to fulfil our ambitions and greatly enhance the value of your Company going forward.

Phil Edmonds Chairman

23 September 2004

Baker Tilly	Page 4

Southern African Resources plc
CHAIRMAN’S STATEMENT AND CHIEF EXECUTIVE OFFICER’S REPORT

Chief Executive Officer’s Report

Ladies and gentleman, having joined SAR in April 2004, it gives me great pleasure to present my first report to you. Not having been with the Company during the period under review, my comments on this period will be limited, focussing more on events post balance sheet and in the future.

Year to 31st March 2004

The significant exploration rights obtained by SAR in South Africa, represented by the Leeuwkop, Wolwekraal, Kareepoort, Imbasa West and Imbasa East properties on the western limb of the Bushveld Igneous Complex (‘BIC’), provide SAR with the opportunity to become a major Platinum Group Metals (‘PGM’) producer.

These properties are adjacent to the Lonmin plc Eastern Platinum Mines, Western Platinum Mines and the Pandora PGM project, a joint venture between Lonmin and Anglo American Platinum Corporation Limited. They host the same ore bodies that Lonmin, the world’s third largest PGM producer, is currently exploiting up dip, and those the Pandora joint venture intends to exploit.

Rand Mines Limited undertook a PGM exploration programme on the Leeuwkop property in the late 1980’s, and although conditions did not permit exploitation of the contained minerals at that time, the information allowed a scoping study to be undertaken in early 2002. Snowden Mining Industry Consultants undertook this study on behalf of SAR. They are well-known in Australia and South Africa and have previously completed assignments for South African major PGM producers.

The prior exploration work, plus the scoping study, enabled Snowden to compute an inferred resource of 56 million ounces of PGM’s, sometimes referred to as 4E, made up of the elements, platinum (Pt) + palladium (Pd) + rhodium (Rh)+ gold (Au).

The scoping study, having shown that a 300,000 ounce 4E per annum underground mine and concentrator were possible, plus the inferred resource of 56 million ounces 4E within the Leeuwkop property, encouraged SAR to appoint Snowden to manage an 18 hole drilling programme in the shallower areas of Leeuwkop. The threefold objective of this programme was to:

•	Confirm the expected grades for the area, based on the previous drilling done by Rand Mines, and the grades achieved by Lonmin on the adjacent properties.
•	Enable the inferred resources in the new area to be upgraded to an indicated status, and possibly measured status.
•	Provide information required for a pre-feasibility study, leading to a full bankable feasibility to support the capital raising required to develop the proposed 300,000 4E ounce per annum mine.

The drilling programme had commenced by year-end and has progressed successfully into the new reporting period.

The addition of the Wolwekraal, Kareepoort, Imbasa West and Imbasa East properties along strike from Leeuwkop, are expected to enable SAR to double its resources, most of which will be contiguous with Leeuwkop.

On the “greenfield” PGM exploration front, SAR identified the Molopo Farms Igneous Complex, in neighbouring Botswana, as a PGM exploration opportunity. The Molopo Farms Prospect comprises 10 granted Prospecting Licences covering an area of approximately 6,185 square kilometres.

Tau Mining Limited (“TML”), an Australian registered company, obtained the exploration rights to the complex in Botswana with a view to carrying out an aero and ground magnetic survey to further define the rock structures under the Kalahari desert sand. TML agreed to place 20 million shares with SAR to raise A$ 4.0 million to cover the exploration programme. In addition, SAR acquired a further 3,750,000 shares from existing shareholders in order to give SAR a 52% equity stake in the company.

Baker Tilly	Page 5

Southern African Resources plc
CHAIRMAN’S STATEMENT AND CHIEF EXECUTIVE OFFICER’S REPORT

Post balance sheet comments

Leeuwkop and the adjacent properties continue to be the main focus of SAR. In line with this, the area in-between Imbasa West and Imbasa East, known as the Inkosi property, has been applied for. The granting of prospecting rights over this area will give SAR a continuous strike length of some 12 kilometres, adjacent to the Lonmin operations and the Pandora project. The potential resource base for the Company could exceed 160 million ounces 4E. This would place SAR amongst the major PGM companies in the world in terms of resource size and could facilitate it becoming a major PGM producer.

The mother hole intersections of ten boreholes drilled under the supervision of Snowden on the farm Leeuwkop 402JQ have been analysed by the primary laboratory. The weighted average grades for these  holes are as follows:

Merensky reef	5.43 g/t 4E over 104 cm
UG2 reef	6.40 g/t 4E over 89 cm
UG2 zone	5.28 g/t 4E over 139 cm

These preliminary results are subject to audit and final verification. On receipt of the assay results from the deflection holes and once the cross-laboratory checks have been assessed, the full valuation statement will be issued.

Snowden have been contracted to manage the drilling of two holes in the Imbasa West property and two holes in the Imbasa East property. These holes are part of an extended grid planned for the entire strike length and are being drilled now to provide early confirmation of the grades expected in these areas. In addition, a deeper hole is to be drilled down dip in the northern area of Imbasa West to determine the continuity of grade and dip of the Merensky and UG2 reefs in the deeper areas of SAR’s properties.

In order to accurately define any geological faults in the planned mining area within Leeuwkop, and to assist in the mine planning process of the pre-feasibility study, a contract to fly an aero magnetic survey in October 2004, managed by Snowden, has been concluded. Negotiations for a detailed Seismic survey to define the geological structures of the two reefs for the final detailed mine plane have commenced with a view to undertake this exercise at the end of the next wet season in South Africa in May 2005.

Post year end, SAR made an offer of one SAR share for every two TML shares held by minority shareholders in TML. SAR received a 100% acceptance from TML shareholders making the company a wholly owned subsidiary. 10.775 million ordinary SAR shares were issued for the outstanding 21.55 million TML shares held by the TML minority shareholders.

The Molopo Farms Prospect comprises 10 granted Prospecting Licences covering an area of approximately 6,185 square kilometres. Limited exploration work, including drilling, has been undertaken in the area. It has been established that the complex is a layered intrusion, similar to the BIC in South Africa, and that the rock type and age are the same as the BIC. Sixteen PGM and nickel drill targets have been identified over a portion of the prospecting area extending for 26 kilometres. Scout drilling has commenced with the objective of defining an appropriate drilling programme for the detailed evaluation of the mineral potential on the complex.

SAR has identified additional potential PGM exploration opportunities in the southern African region and has commenced negotiations to acquire the right to undertake exploration in these areas.

Since March 2004, SAR has been very successful in raising additional capital to fund its drilling programme to upgrade its resources on the Bushveld and to fund exploration of new PGM prospects being acquired in the southern Africa region. It has raised a total of £15.5 million via the placement of shares with some of the leading financial institutional investors in the USA. The Company is well funded to complete the feasibility study on its first 300,000 ounce 4E PGM mine on the Leeuwkop property, extend the resource defining drilling programme over the properties adjacent to Leeuwkop, accelerate drilling at Molopo on the successful completion of the first-phase programme, and fund the evaluation of new PGM prospects.

Baker Tilly	Page 6

Southern African Resources plc
CHAIRMAN’S STATEMENT AND CHIEF EXECUTIVE OFFICER’S REPORT

SAR has made good progress towards establishing itself as a premier investment opportunity within the PGM mining sector. It has a significant resource base on the western limb of the South African Bushveld Igneous Complex, which has the potential of being developed into a large-scale PGM production facility. The Company is well funded and is close to finalising the appointment of a board of directors with the required experience and capabilities needed to establish SAR as a major PGM producer.

A great deal remains to be done to complete the first bankable feasibility study, establish an appropriate senior management team, and the raising of the required funding for the first mine. With the support of the Board, shareholders and the financial institutions, which have expressed a desire to be involved in the funding of the Company, the challenges faced in the future should be successfully overcome. I look forward to reporting on the achievements of the Company in the year ahead.

Roy Pitchford

Chief Executive Officer

23 September 2004

Baker Tilly	Page 7

Southern African Resources plc
DIRECTORS’ REPORT

The directors submit their report and the financial statements of Southern African Resources plc for the year ended 31 March 2004.

PRINCIPAL ACTIVITIES

The principal activity of the group during the year was that of mineral exploration, investment and development.

REVIEW OF THE BUSINESS AND FUTURE DEVELOPMENTS

This is dealt with in the Chairman’s statement and the Chief Executive Officer’s report.

DIVIDENDS

The directors do not recommend a dividend for the period.

DIRECTORS

The following directors have held office during the period:

AS Groves
PH Edmonds
BM Moritz
RA Pitchford	(appointed 23 January 2004)
RB Rowan	(resigned 27 July 2004)

C Hansard and J Smithies were appointed as directors on 5 August 2004 and 31 August 2004 respectively.

DIRECTORS’ INTERESTS IN SHARES, LISTED WARRANTS AND OPTIONS

Directors’ interests in the shares and listed warrants of the company, including family interests, were as follows:

	Ordinary shares Of 0.1p each 31.03.04	Ordinary shares Of 0.1p each 01.04.03	Listed warrants to subscribe for ordinary shares of 0.1p each 31.03.04	Listed warrants to subscribe for ordinary shares of 0.1p each 01.04.03

AS Groves	4,000,000	4,000,000	7,500,000	7,500,000
PH Edmonds	14,000,000	14,000,000	17,500,000	17,500,000
RB Rowan	14,000,000	14,000,000	17,500,000	17,500,000
BM Moritz	1,500,000	1,500,000	3,500,000	3,500,000
RA Pitchford	—	—	—	—

Baker Tilly	Page 8

Southern African Resources plc
DIRECTORS’ REPORT

DIRECTORS’ INTERESTS IN SHARES, LISTED WARRANTS AND OPTIONS (continued)

Directors’ interests in share options of the company, including family interests, as at 31 March 2004 were as follows:

	Date of grant	Number of ordinary shares of 0.1p each	Exercise Price	Option exercise period

AS Groves	11 March 2003	10,000,000	3.375p	11 March 2003 to 10 March 2008
	21 January 2004	2,500,000	19.0p	21 January 2004 to 20 January 2009
PH Edmonds	11 March 2003	2,000,000	3.375p	11 March 2003 to 10 March 2008
	21 January 2004	2,500,000	19.0p	21 January 2004 to 20 January 2009
RB Rowan	11 March 2003	1,000,000	3.375p	11 March 2003 to 10 March 2008
BM Moritz	11 March 2003	1,000,000	3.375p	11 March 2003 to 10 March 2008
RA Pitchford	21 January 2004	10,000,000	19.0p	21 January 2004 to 20 January 2009

No share options were exercised or waived during the year.

There have been no changes in directors’ interests in shares, listed warrants or options between 1 April 2004 and 9 September 2004, except the issue of share options as indicated below:

	Date of grant	Number of ordinary shares of 0.1p each	Exercise Price	Option exercise period

C Hansard	31 August 2004	3,500,000	30.0p	31 August 2004 to 1 September 2009
J Smithies	31 August 2004	3,500,000	30.0p	31 August 2004 to 1 September 2009

The market price of the shares at 1 April 2003 and 31 March 2004 was 3p and 31p respectively and the average during the year was 11.61p.

SUBSTANTIAL SHAREHOLDINGS

Other than the directors’ interests shown above, the company has been notified of the following substantial interests as at 9 September 2004:

	Number of ordinary shares of 0.1p each	Number of B ordinary shares of 0.1p each	Percentage of issued share capital

CGT Management Limited	55,000,000	—	20.01
Central African Mining & Exploration Company plc	—	19,000,000	6.91
Royce Low Price Stock Fund	9,107,468	—	3.31

CREDITOR PAYMENT POLICY

The company policy, which is also applied by the group, is to ensure that, in the absence of dispute, all suppliers are dealt with in accordance with its standard payment practice whereby all outstanding trade accounts are settled within the term agreed with the supplier at the time of the supply or otherwise 30 days from receipt of the relevant invoice. Trade creditor days based on creditors at 31 March 2004 were 39 days (2003: 47 days).

Baker Tilly	Page 9

Southern African Resources plc
DIRECTORS’ REPORT

POST BALANCE SHEET EVENTS

On 21 June 2004, the company issued 10,012,481 ordinary shares of 0.1p each for 30p raising gross cash proceeds of £3,003,744 to provide additional funding for capital projects as well as for general working capital.

On 1 July 2004, the company issued 1,000,000 ordinary shares of 0.1p each for 11.75p raising gross cash proceeds of £117,500 as a result of the exercising of share options.

On 6 July 2004, the company made an offer to acquire the remaining 47.57% interest in its subsidiary undertaking, Tau Mining Limited. The company offered one of its own shares for every two Tau Mining Limited shares. On 10 September 2004, the company issued 10,775,000 shares to acquire the remaining interest.

Between the period of 16 July 2004 and 16 September 2004, 12.5m share warrants with an exercise price of 3.5p each have been exercised in satisfaction of a fee payable on securing exploration permits for the company as detailed in note 9 to the accounts.

On 16 September 2004, the company announced a placing of 55,271,444 ordinary shares of 0.1p each for 30p raising net cash proceeds of £15,496,667 to provide additional funds for capital projects. The shares are expected to be issued on 21 September 2004.

Since the year end the company issued a further 515,000 ordinary shares of 0.1p each raising gross cash proceeds of £5,150 as a result of the exercising of warrants as follows:

Date	Number of shares	Issue price	Gross cash proceeds £

21 April 2004	150,000	1p	1,500
14 May 2004	365,000	1p	3,650

	515,000		5,150

AUDITORS

A resolution to reappoint Baker Tilly, Chartered Accountants, as auditors will be put to the members at the annual general meeting.

By order of the board

PM Enoch Company Secretary

23 September 2004

Baker Tilly	Page 10

Southern African Resources plc
CORPORATE GOVERNANCE STATEMENT

The policy of the Board is to manage the affairs of the Company in accordance with the Combined Code on Corporate Governance. The directors support the principles underlying the requirements insofar as is appropriate for a Company of the size of Southern African Resources plc.

PRINCIPLES OF THE COMBINED CODE ON CORPORATE GOVERNANCE

The Board of Directors

The Group is led and controlled by a Board comprising three executive directors and three non-executive directors. The roles of Chairman and Chief Executive were combined during the year and held by PH Edmonds, but on 1 April 2004 Roy Pitchford took on the Chief Executive role.

There are no matters specifically reserved to the Board for its decision, although board meetings are held on a regular basis and effectively no decision of any consequence is made other than by the directors. All directors participate in the key areas of decision-making, including the appointment of new directors, although there is no separate Nomination Committee due to the current size of the Board.

The Board receives timely information on all material aspects about the Group to enable it to discharge its duties.

There is no agreed formal procedure for the directors to take independent professional advice at the Group’s expense.

All directors submit themselves for re-election at the Annual General Meeting at regular intervals. There are no specific terms of appointment for non-executive directors.

Directors’ Remuneration

The Company has not yet established a Remuneration Committee.

The Chairman and Chief Executive are responsible for consideration and approval of the terms of service, remuneration, bonuses, share options and other benefits of the other directors and they, in turn, are responsible for theirs. All decisions made are after giving due consideration to the size and nature of the business and the importance of retaining and motivating management.

PH Edmonds and AS Groves both have service contracts with the Company. These can be terminated by the company on twelve months’ notice and by the employee on six months’ notice. There are no formal bonus schemes in force.

Details of the remuneration of each director are set out in note 6 to the financial statements.

Accountability and Audit

The Company has not yet established an Audit Committee. The Chairman and Chief Executive are responsible for reviewing the scope and results of the audit, its cost effectiveness and the independence and objectivity of the auditors.

Relations with Shareholders

The Chairman and Chief Executive are the Company’s principal spokespeople with investors, fund managers, the press and other interested parties. At the Annual General Meeting, private investors are given the opportunity to question the Board.

Internal Control

The Board acknowledges its responsibility for establishing and monitoring the Group’s systems of internal control. Although no system of internal control can provide absolute assurance against material misstatement or loss, the Group’s systems are designed to provide the directors with reasonable assurance that problems are identified on a timely basis and dealt with appropriately.

Baker Tilly	Page 11

Southern African Resources plc
CORPORATE GOVERNANCE STATEMENT

The key procedures that have been established and which are designed to provide effective control are as follows:

Management Structure – The Board meets regularly to discuss all issues affecting the Group.

Investment Appraisal – The Group has a clearly defined framework for investment appraisal and approval is required by the Board where appropriate.

The Board regularly reviews the effectiveness of the systems of internal control and considers the major business risks and the control environment. No significant control deficiencies have come to light during the year and no weakness in internal financial control has resulted in any material losses, contingencies or uncertainties which would require disclosure as recommended by the guidance for directors on reporting on internal financial control.

The Board considers that in light of the control environment described above, there is no current requirement for a separate internal audit function.

Going Concern

Having made appropriate enquires and having examined the major areas which could affect the Group’s financial position, the directors are satisfied that the Group has adequate resources to continue in operation for the foreseeable future. For this reason, they consider it appropriate to adopt the going concern basis in preparing the financial statements.

Baker Tilly	Page 12

Southern African Resources plc
DIRECTORS’ RESPONSIBILITIES IN THE PREPARATION OF FINANCIAL STATEMENTS

Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and the group and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to:

a.	select suitable accounting policies and then apply them consistently;
b.	make judgements and estimates that are reasonable and prudent;
c.	state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;
d.	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and the group and to enable them to ensure that the financial statements comply with the requirements of the Companies Act 1985. They are also responsible for safeguarding the assets of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Baker Tilly	Page 13

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF SOUTHERN AFRICAN RESOURCES PLC

We have audited the financial statements on pages 15 to 34.

Accounting principles generally accepted in the United Kingdom vary in certain respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 24 to the financial statements.

This report is made solely to the company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinion we have formed.

Respective responsibilities of directors and auditors

The directors’ responsibilities for preparing the Annual Report and the financial statements in accordance with applicable law and United Kingdom Accounting Standards are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors’ Report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and transactions with the company and other members of the group is not disclosed.

We read other information contained in the Annual Report, and consider whether it is consistent with the audited financial statements. This other information comprises only the Chairman’s Statement and Chief Executive Officer’s Report, the Directors’ Report and the Corporate Governance Statement. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. Our responsibilities do not extend to any other information.

Basis of audit opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the company and the group at 31 March 2004 and of the group loss for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

BAKER TILLY
Registered Auditor Chartered Accountants 2 Bloomsbury Street London WC1B 3ST

23 September 2004 except for note 24 as to which the date is 25 February 2005.

Baker Tilly	Page 14

Southern African Resources plc
CONSOLIDATED PROFIT AND LOSS ACCOUNT for the year ended 31 March 2004

	Notes	Year ended 31 March 2004 £	Period ended 31 March 2003 £

TURNOVER		—	—
Net operating expenses	2	(497,248)	(194,389)

OPERATING LOSS		(497,248)	(194,389)
Interest receivable	3	12,046	1,844
Interest payable and similar charges	4	(2,694)	(131)

LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION	5	(487,896)	(192,676)
Taxation	7	—	—

LOSS ON ORDINARY ACTIVITIES AFTER TAXATION	17	(487,896)	(192,676)

LOSS PER SHARE
Basic and diluted	8	(0.27p )	(0.26p )

The operating loss for the period arises from the group’s continuing operations.

Baker Tilly	Page 15

Southern African Resources plc
CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the year ended 31 March 2004

	Year ended 31 March 2004 £	Period ended 31 March 2003 £

Loss for the financial year	(487,896)	(192,676)
Exchange rate adjustments	8,973	—

Total recognised gains and losses for the year	(478,923)	(192,676)

Baker Tilly	Page 16

Southern African Resources plc
CONSOLIDATED BALANCE SHEET 31 March 2004

	Notes	2004 £	2003 £

FIXED ASSETS
Intangible assets	9	3,183,372	1,228,214
Tangible assets	10	29,418	20,033

		3,212,790	1,248,247

CURRENT ASSETS
Debtors	12	1,344,754	57,843
Cash at bank and in hand		2,496,695	183,903

		3,841,449	241,746
CREDITORS: Amounts falling due within one year	13	(701,154)	(60,587)

NET CURRENT ASSETS		3,140,295	181,159

NET ASSETS		6,353,085	1,429,406

CAPITAL AND RESERVES
Called up share capital	14	254,788	136,500
Share premium account	15	5,904,126	1,416,332
Other reserves	16	66,962	69,250
Profit and loss account	17	(671,599)	(192,676)

EQUITY SHAREHOLDERS’ FUNDS	18	5,554,277	1,429,406
Minority interests		798,808	—

		6,353,085	1,429,406

Approved by the board on 23 September 2004

PH Edmonds	Director

Baker Tilly	Page 17

Southern African Resources plc
COMPANY BALANCE SHEET 31 March 2004

	Notes	2004 £	2003 £

FIXED ASSETS
Intangible assets	9	589,373	—
Tangible assets	10	1,337	—
Investments	11	3,359,723	1,225,000

		3,950,433	1,225,000

CURRENT ASSETS
Debtors	12	1,297,031	157,784
Cash at bank and in hand		1,004,964	177,568

		2,301,995	335,352

CREDITORS: Amounts falling due within one year	13	(605,588)	(54,342)

NET CURRENT ASSETS		1,696,407	281,010

NET ASSETS		5,646,840	1,506,010

CAPITAL AND RESERVES
Called up share capital	14	254,788	136,500
Share premium account	15	5,904,126	1,416,332
Other reserves	16	66,962	69,250
Profit and loss account	17	(579,036)	(116,072)

EQUITY SHAREHOLDERS’ FUNDS	18	5,646,840	1,506,010

Approved by the board on 23 September 2004

PH Edmonds	Director

Baker Tilly	Page 18

Southern African Resources plc
CONSOLIDATED CASH FLOW STATEMENT for the year ended 31 March 2004

	Notes	2004 £	2003 £

Cash outflow from operating activities	19a	(198,188)	(191,349)

Returns on investments and servicing of finance	19b	9,352	1,713

Capital expenditure and financial investment	19b	(612,866)	(23,543)

Acquisitions and disposals	19b	(491,800)	(80,000)

CASH OUTFLOW BEFORE USE OF LIQUID RESOURCES AND FINANCING		(1,293,502)	(293,179)

Management of liquid resources	19b	(800,520)	—

Financing	19b	3,606,294	477,082

INCREASE IN CASH IN THE PERIOD		1,512,272	183,903

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

		2004 £	2003 £

Increase in cash in the period		1,512,272	183,903

Cash outflow from increase in liquid resources		800,520	—

NET FUNDS AT 1 APRIL 2003		183,903	—

NET FUNDS AT 31 MARCH 2004	19c	2,496,695	183,903

Baker Tilly	Page 19

Southern African Resources plc
ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

BASIS OF CONSOLIDATION

The consolidated financial statements incorporate those of Southern African Resources plc and all its subsidiary undertakings. Subsidiaries acquired during the year are consolidated using the acquisition method. The difference between the cost of acquisition of shares in subsidiaries and the fair value of the separable net assets acquired is capitalised and written off on a straight line basis over its estimated economic life. Provision is made for impairment. All financial statements are made up to 31 March 2004.

FOREIGN CURRENCIES

Assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to the profit and loss account.

Assets, liabilities, and results of overseas subsidiaries are translated at the rate ruling at the balance sheet date. Exchange differences arising are dealt with through reserves.

INTANGIBLE FIXED ASSETS

All costs relating to the acquisition, exploration and development incurred by the Company or its subsidiary undertakings on its mineral properties are carried as intangible assets until such time as it is determined that there are commercially exploitable reserves at which time such costs will be transferred to tangible fixed assets to be amortised over the expected productive life of the asset. The directors periodically review the intangible assets for impairment and where a project is abandoned or is considered not to be economically viable, the related costs are written off.

TANGIBLE FIXED ASSETS

Tangible fixed assets are stated at historical cost.

Depreciation is provided on all tangible fixed assets at rates calculated to write each asset down to its estimated residual value evenly over its expected useful life as follows:-

Mining plant and machinery	10% straight line
Office furniture and equipment	16.67% to 33.33% straight line

DEFERRED TAXATION

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the Group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

Deferred tax is recognised in respect of the retained earnings of overseas subsidiaries only to the extent that, at the balance sheet date, dividends have been accrued as receivable or a binding agreement to distribute past earnings in future has been entered into by the subsidiary or associate.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

Baker Tilly	Page 20

Southern African Resources plc
ACCOUNTING POLICIES

INVESTMENTS

Long term investments representing interests in subsidiary undertakings are stated at cost less any provision for impairment in the value of the fixed asset investment.

TURNOVER

Turnover represents the invoiced value, net of Value Added Tax, of goods sold and services provided to customers.

COMPARATIVE FIGURES

The comparative figures cover the period 23 April 2002 to 31 March 2003.

Baker Tilly	Page 21

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

1	LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

The group’s loss before taxation were all derived from its principal activity undertaken wholly in Southern Africa.

2	NET OPERATING EXPENSES

	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Administration expenses	497,248	194,389

3	INTEREST RECEIVABLE

	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Bank interest receivable	12,046	1,844

4	INTEREST PAYABLE AND SIMILAR CHARGES

	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Bank overdraft interest	—	131
Other interest	2,694	—

	2,694	131

5	LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Loss on ordinary activities before taxation is stated after charging:
Depreciation and amounts written off tangible fixed assets:
Charge for the period	2,198	296
Auditors’ remuneration – audit	15,000	10,000
– other	4,935	—
Exchange loss	410	—

6	EMPLOYEES

There were no employees other than the directors of the company during the year (2003: None).

Baker Tilly	Page 22

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

6	EMPLOYEES (continued)

DIRECTORS’ REMUNERATION	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Emoluments for directors’ services	200,000	39,000
Money purchase pension contributions	30,000	—

	230,000	39,000

In relation to the above emoluments, only £57,500 has been drawn during the year. The pension contributions also remained unpaid at the year end.

	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Joint highest paid directors:
PH Edmonds - emoluments	100,000	20,000
- money purchase pension contributions	15,000	—
AS Groves - emoluments	100,000	—
- money purchase pension contributions	15,000	—

	230,000	20,000

Other directors:
AS Groves - emoluments	—	19,000

	No.	No.
The number of directors to whom retirement benefits are accruing under money purchase schemes was	2	—

7	TAXATION

	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Current tax:
UK corporation tax on losses of the period	—	—
Adjustments in respect of previous periods	—	—

Total current tax	—	—

Baker Tilly	Page 23

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

7	TAXATION (continued)

	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Factors affecting tax charge for period:
Loss on ordinary activities before tax	(487,896)	(192,676)
Loss on ordinary activities multiplied by the rate of corporation tax for small companies of 19%	(92,700)	(36,608)
Effects of:
Expenses not deductible for tax purposes	41,526	4,060
Depreciation in excess of capital allowances	32	—
Differences in tax rates	(89)	—
Unrelieved tax losses carried forward	51,231	32,548

Tax charge for period	—	—

The Group’s unrelieved tax losses of £368,392 (2003: £98,757) carried forward have not been recognised as a deferred tax asset, as there is currently insufficient evidence that the asset will be recoverable in the foreseeable future.

8	LOSS PER ORDINARY SHARE

The calculation of basic and diluted loss per ordinary share is based on the following losses and number of shares.

	Year to 31 March 2004 £	23 April 2002 to 31 March 2003 £

Loss for the financial period	487,896	192,676

	2004 No. of shares	2003 No. of shares

Weighted average number of shares	180,739,821	74,198,754

Due to the loss incurred in the year, there is no dilutive effect from the issue of share options and warrants.

Baker Tilly	Page 24

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

9	INTANGIBLE FIXED ASSETS

Development costs £

GROUP
1 April 2003	1,228,214
Additions	1,955,158

31 March 2004	3,183,372

COMPANY
1 April 2003	—
Additions	589,373

31 March 2004	589,373

In September 2003 the company entered into two agreements whereby fees of £525,000 and £340,000 would be payable on securing prospecting licences for platinum exploration on land adjacent to the existing Leeuwkop development. Amounts of £87,500 and £60,000 respectively were payable in cash and the balance would be settled by the exercise of warrants at the exercise price of 3.5p per share. As a result 12,500,000 and 8,000,000 share warrants were granted in the year and as noted in note 22 to the accounts, 12,500,000 of these warrants have been exercised post year end following the securing of prospecting licences.

10	TANGIBLE FIXED ASSETS

GROUP	Mining Plant & Machinery £	Office Furniture & Equipment £	Total £

Cost
1 April 2003	16,071	4,258	20,329
Additions	—	6,926	6,926
Acquired on purchase of subsidiary undertaking	3,716	—	3,716
Exchange rate adjustment	1,118	296	1,414

31 March 2004	20,905	11,480	32,385

Depreciation
1 April 2003	—	296	296
Charged in the year	—	2,198	2,198
Acquired on purchase of subsidiary undertaking	453	—	453
Exchange rate adjustment	—	20	20

31 March 2004	453	2,514	2,967

Net book value
31 March 2004	20,452	8,966	29,418

31 March 2003	16,071	3,962	20,033

Baker Tilly	Page 25

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

10	TANGIBLE FIXED ASSETS (continued)

COMPANY	Office furniture & equipment £

Cost
1 April 2003	—
Additions	2,006

31 March 2004	2,006

Depreciation
1 April 2003	—
Charged in the year	669

31 March 2004	669

Net book value
31 March 2004	1,337

31 March 2003	—

11	INVESTMENTS

	Shares in subsidiary undertakings £	Loans to subsidiary undertakings £	Total £

COMPANY
1 April 2003	1,225,000	—	1,225,000
Additions	1,972,844	161,879	2,134,723

31 March 2004	3,197,844	161,879	3,359,723

The group acquired 52.4% of the called up ordinary share capital of Tau Mining Limited for cash consideration of £1,972,844 which was financed by the issue of 45,000,000 ordinary shares of 0.1p each raising gross cash proceeds of £2,050,000. The assets and liabilities of Tau Mining Limited have been consolidated at their fair values to the group, as set out below:

Net assets acquired:	Book value £	Other adjustment £	Fair value £

Mining rights/development costs	256,792	1,092,426	1,349,218
Tangible fixed assets	3,263	—	3,263
Debtors	33,684	—	33,684
Cash at bank	1,481,044	—	1,481,044
Creditors	(95,557)	—	(95,557)
Minority interests	(798,808)	—	(798,808)

	880,418	1,092,426	1,972,844

Discharged by:
Cash			1,972,844

The other adjustment represents the inherent value of the mining and exploration rights which Tau Mining Limited owns.

Baker Tilly	Page 26

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

11	INVESTMENTS (continued)

At 31 March 2004 the company held more than 20 per cent of the equity of the following undertaking:

		Class of Holding	Proportion Held	Country of Incorporation	Nature of business

	Direct:

	Biz Africa 1673 (Pty) Limited	Ordinary	100%	South Africa	South African mining company

	Tau Mining Limited	Ordinary	52.4%	Australia	Australian mining company

*	Tau Mining Botswana (Proprietary) Limited	Ordinary	52.4%	Botswana	Botswana mining company

*	Indirect shareholding

The summarised profit and loss account of Tau Mining Limited for the 9 month period prior to acquisition is as follows:

£

Operating expenses	(125,175)
Other operating income	11,607

Operating loss	(113,568)
Taxation	—

Loss for the financial period	(113,568)

Loss after tax for Tau Mining Limited for the year ended 30 June 2003 was £20,716.

12	DEBTORS

	Group Company

	2004 £	2003 £	2004 £	2003 £

Due within one year:
Amounts owed by group undertakings	—	—	—	103,733
Other debtors	347,254	43,813	299,531	40,021
Unpaid share capital	997,500	—	997,500	—
Prepayments and accrued income	—	14,030	—	14,030

	1,344,754	57,843	1,297,031	157,784

13.	CREDITORS: Amounts falling due within one year

	Group Company

	2004 £	2003 £	2004 £	2003 £

Trade creditors	505,463	29,397	409,906	23,159
Other creditors	6,849	6,849	6,849	6,849
Accruals and deferred income	188,842	24,341	188,833	24,334

	701,154	60,587	605,588	54,342

Baker Tilly	Page 27

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

14	SHARE CAPITAL

	Group and Company

	2004 £	2003 £

Authorised:
950,000,000 ordinary shares of 0.1p each	950,000	950,000
50,000,000 B ordinary shares of 0.1p each	50,000	50,000

	1,000,000	1,000,000

Allotted, issued and fully paid:
235,787,500 (2003:101,500,000) ordinary shares of 0.1p each	235,788	101,500
19,000,000 (2003: 35,000,000) B ordinary shares of 0.1p each	19,000	35,000

	254,788	136,500

On 30 June 2003, the company issued 1,750,000 ordinary shares of 0.1p each for 3p raising gross cash proceeds of £52,500 to provide additional working capital.

On 27 August 2003, the company issued 50,000,000 ordinary shares of 0.1p each for 2p raising gross cash proceeds of £1,000,000 to provide additional funding for capital projects.

On 18 September 2003, the company issued 10,000,000 ordinary shares of 0.1p each for 4p raising gross cash proceeds of £400,000 to provide additional funding for capital projects.

On 20 November 2003, following the receipt of written notice, 6,000,000 B ordinary shares of 0.1p each were converted into 6,000,000 ordinary shares of 0.1p each.

On 29 January 2004, following receipt of written notice, 10,000,000 B ordinary shares of 0.1p each were converted into 10,000,000 ordinary shares of 0.1p each.

On 10 February 2004 the company issued 45,000,000 ordinary shares of 0.1p each (20,000,000 at 4p and 25,000,000 at 5p) raising gross cash proceeds of £2,050,000 to fund the acquisition of the company’s interest in Tau Mining Limited and to provide additional working capital.

On 22 March 2004, the company issued 3,500,000 ordinary shares of 0.1p each for 30p raising gross cash proceeds of £1,050,000 to provide additional funding for capital projects and to provide additional working capital.

During the year the company issued a further 8,037,500 ordinary shares of 0.1p each raising gross cash proceeds of £217,875 as a result of the exercise of warrants as follows:

Date	Number of shares	Issue price	Gross cash proceeds £

1 October 2003	1,000,000	1p	10,000
7 November 2003	50,000	1p	500
29 December 2003	337,500	1p	3,375
29 January 2004	1,550,000	1p	15,500
20 February 2004	100,000	1p	1,000
15 March 2004	2,500,000	2.5p	62,500
15 March 2004	2,500,000	5p	125,000

	8,037,500		217,875

Baker Tilly	Page 28

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

14	SHARE CAPITAL (continued)

The B ordinary shares cannot be listed on the Alternative Investment Market or any other stock exchange. They rank pari passu with the ordinary shares except that holders of B ordinary shares are not entitled to receive notice of General Meetings or to vote at General Meetings. The holders of B ordinary shares may at any time upon written notice to the company elect to convert all or some of their B ordinary shares into fully paid ordinary shares on the basis of one B ordinary share for each ordinary share.

Share options and warrants

At 31 March 2004, the following share options and warrants over ordinary shares of 0.1p each of the Company had been granted and not exercised:

Date of grant	Number of shares	Exercise Price	Exercise Period

Options:
11 March 2003	14,050,000	3.375p	11 March 2003 to 10 March 2008
11 July 2003	400,000	3.5p	11 July 2003 to 10 July 2008
11 November 2003	1,000,000	8p	11 November 2003 to 10 November 2008
17 November 2003	4,000,000	11.75p	17 November 2003 to 16 November 2008
21 January 2004	15,000,000	19p	21 January 2004 to 20 January 2009

Listed warrants:	Number of shares	Exercise Price	Exercise Period

31 May 2002	66,962,500	1p	30 April 2003 to 30 April 2007

Unlisted warrants:	Number of shares	Exercise Price	Exercise Period

15 July 2002	1,250,000	1p	1 July 2003 to 30 April 2007
15 July 2002	2,000,000	3p	1 July 2003 to 30 April 2007
30 August 2002	200,000	1p	1 September 2004 to 1 September 2006
11 September 2003	8,000,000	3.5p	1 October 2003 to 30 September 2007*
11 September 2003	12,500,000	3.5p	1 October 2003 to 30 September 2007*
18 September 2003	5,000,000	4p	18 September 2003 to 17 September 2008
18 September 2003	25,000,000	6p	18 September 2003 to 17 September 2008

* These warrants were issued subject to the grant of an exploration permit.

There are no performance criteria attached to the exercise of share options, issued warrants or unlisted warrants, except as noted above.

15	SHARE PREMIUM ACCOUNT

	Group and Company

	2004 £	2003 £

1 April 2003	1,416,332	—
Premium on shares issued during the period	4,654,375	1,476,750
Share issue costs	(166,581)	(60,418)

31 March 2004	5,904,126	1,416,332

Included within share issue costs are fees of £Nil (2003: £10,000) charged by the company’s auditors.

Baker Tilly	Page 29

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

16	OTHER RESERVES

	Group and Company

	2004 £	2003 £

Listed Warrants
1 April 2003	69,250	—
Issued during the period	—	69,250
Shares subscribed during the year	(2,288)	—

31 March 2004	66,962	69,250

The above warrants were in issue following completion of the offer for subscription on the company’s admission to AIM. See note 14 for further listed warrant details.

17	PROFIT AND LOSS ACCOUNT

	Group Company

	2004 £	2003 £	2004 £	2003 £

1 April 2003	(192,676)	—	(116,072)	—
Loss for the financial period	(487,896)	(192,676)	(462,964)	(116,072)
Exchange rate adjustments	8,973	—	—	—

31 March 2004	(671,599)	(192,676)	(579,036)	(116,072)

In accordance with s230 of the Companies Act 1985, Southern African Resources plc has not presented its own profit and loss account.

18	RECONCILIATION OF MOVEMENT IN SHAREHOLDERS’ FUNDS

	Group Company

	2004 £	2003 £	2004 £	2003 £

Loss for the financial period	(487,896)	(192,676)	(462,964)	(116,072)
Issue of shares and listed warrants during the period	4,770,375	1,682,500	4,770,375	1,682,500
Issue costs	(166,581)	(60,418)	(166,581)	(60,418)
Exchange rate adjustments	8,973	—	—	—

Net addition to shareholders’ funds	4,124,871	1,429,406	4,140,830	1,506,010
Opening shareholders’ funds	1,429,406	—	1,506,010	—

Closing shareholders’ funds	5,554,277	1,429,406	5,646,840	1,506,010

Baker Tilly	Page 30

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

19	CASH FLOWS
a	Reconciliation of operating loss to net cash outflow from operating activities

	2004 £	2003 £

Operating loss	(497,248)	(194,389)
Depreciation	2,198	296
Increase in debtors	(255,727)	(57,843)
Increase in creditors	545,010	60,587
Exchange rate adjustments	7,579	—

Net cash outflow from operating activities	(198,188)	(191,349)

b	Analysis of cash flows for headings netted in the cash flow

	2004 £	2003 £

Returns on investments and servicing of finance
Interest received	12,046	1,844
Bank interest paid	—	(131)
Other interest paid	(2,694)	—

Net cash inflow from returns on investments and servicing of finance	9,352	1,713

Capital expenditure and financial investment
Purchase of tangible fixed assets	(6,926)	(20,329)
Purchase of intangible fixed assets	(605,940)	(3,214)

Net cash outflow from capital expenditure and financial investment	(612,866)	(23,543)

Acquisitions and disposals
Purchase of subsidiary undertaking	(1,972,844)	(80,000)
Cash acquired with subsidiary	1,481,044	—

Net cash outflow from acquisitions and disposals	(491,800)	(80,000)

Management of liquid resources
Cash deposited on 7 day deposit	(800,520)	—

Net cash outflow from management of liquid resources	(800,520)	—

Financing
Proceeds from issue of share capital	3,772,875	537,500
Share issue costs	(166,581)	(60,418)

Net cash inflow from financing	3,606,294	477,082

Baker Tilly	Page 31

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

19	CASH FLOWS (continued)
c	Analysis of net funds

	At 1 April 2003 £	Cash flow £	At 31 March 2004 £

Cash at bank and in hand	183,903	1,512,272	1,696,175
Cash on deposit	—	800,520	800,520

	183,903	2,312,792	2,496,695

d.	Analysis of the net outflow of cash in respect of the purchase of subsidiary undertaking:

	2004 £	2003 £

Cash consideration	(1,972,844)	(80,000)
Cash acquired with subsidiary	1,481,044	—

Net outflow of cash in respect of the purchase of subsidiary	(491,800)	(80,000)

20	RELATED PARTY TRANSACTIONS

Philippe Edmonds, a director of the Company, is a director of Sweetridge Limited. During the year, the company paid fees to Sweetridge Limited for the use of office space and secretarial services amounting to £6,444 (2003: £14,060). As at 31 March 2004 the company owed Sweetridge Limited £14,239 (2003:£1,378) which is included in trade creditors.

21	CAPITAL COMMITMENTS

	Group Company

	2004 £	2003 £	2004 £	2003 £

Capital expenditure contracted for but not provided in the financial statements	1,220,086	—	1,220,086	—

22	POST BALANCE SHEET EVENTS

On 21 June 2004, the company issued 10,012,481 ordinary shares of 0.1p each for 30p raising gross cash proceeds of £3,003,744 to provide additional funding for capital projects as well as for general working capital.

On 1 July 2004, the company issued 1,000,000 ordinary shares of 0.1p each for 11.75p raising gross cash proceeds of £117,500 as a result of the exercising of share options.

On 6 July 2004, the company made an offer to acquire the remaining 47.57% interest in its subsidiary undertaking, Tau Mining Limited. The company offered one of its own shares for every two Tau Mining Limited shares. On 10 September 2004, the company issued 10,775,000 shares to acquire the remaining interest.

Between the period of 16 July 2004 and 16 September 2004, 12.5m share warrants with an exercise price of 3.5p each have been exercised in satisfaction of a fee payable on securing exploration permits for the company as detailed in note 9 to the accounts.

Baker Tilly	Page 32

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

22	POST BALANCE SHEET EVENTS (continued)

On 16 September 2004, the company announced a placing of 55,271,444 ordinary shares of 0.1p each for 30p raising net cash proceeds of £15,496,667 to provide additional funding for capital projects. The shares are expected to be issued on 21 September 2004.

Since the year end the company issued a further 515,000 ordinary shares of 0.1p each raising gross cash proceeds of £5,150 as a result of the exercising of listed warrants as follows:

Date	Number of shares	Issue price	Gross cash proceeds £

21 April 2004	150,000	1p	1,500
14 May 2004	365,000	1p	3,650

	515,000		5,150

23	FINANCIAL INSTRUMENTS

The group’s financial instruments comprise cash. The group has various other financial instruments, such as trade debtors and trade creditors, that arise directly from its operations which have not been included in the following disclosures.

The main risks arising from the group’s financial instruments are interest rate risks and liquidity risk. The policies for managing these risks are regularly reviewed and agreed by the Board.

It is, and has been throughout the period under review, the group’s policy that no trading in financial instruments should be undertaken.

Foreign exchange risk

The functional currencies of the Group are Sterling, South African Rand and Australian Dollars. The Group’s foreign subsidiaries, as named in note 11, are denominated in foreign currencies. The Group does not hedge against the effects of movement in exchange rates. The risks are monitored by the Board on a regular basis.

Interest rate risk

The group’s policy on interest rate management is agreed at Board level and is reviewed on an ongoing basis.

Interest rate profile of financial assets

The interest rate risk profile of the Group’s financial assets as at 31 March 2004 was:

	Fixed rate £	Floating Rate £	Total £

Sterling	800,520	204,444	1,004,964
South African Rand	—	10,687	10,687
Australian Dollars	1,449,449	31,595	1,481,044

	2,249,969	246,726	2,496,695

Of which:
Cash at bank and in hand	2,249,969	246,726	2,496,695

Baker Tilly	Page 33

Southern African Resources plc
NOTES TO THE FINANCIAL STATEMENTS for the year ended 31 March 2004

23	FINANCIAL INSTRUMENTS (continued)

31 March 2003	Fixed rate £	Floating Rate £	Total £

Sterling	—	177,568	177,568
South African Rand	—	6,335	6,335

	—	183,903	183,903

Of which:
Cash at bank and in hand	—	183,903	183,903

The fixed rate sterling and Australian dollars deposits at 31 March 2004 are short term deposits and earn interest at 3.64% and 5.25% respectively.

Floating rate instant access deposits in Sterling earn interest at prevailing bank rates.

Liquidity risk

It is the group’s policy to finance its business by means of internally generated funds supported by the group’s bankers and external share capital. Facilities are regularly reviewed by the Board.

Facility

The group does not currently have an overdraft facility.

Fair value

There is no material difference between the fair value of borrowings and other financial instruments and their book value at the balance sheet date.

Baker Tilly	Page 34

24	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND UNITED STATES

The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ in certain significant respects from generally accepted accounting principles in the United States (“US GAAP”). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP. The following is a summary of the material adjustments to consolidated profit and loss account for the financial year and consolidated shareholders’ funds that would have been required in applying the significant differences between UK and US GAAP.

Stock-based compensation

The Company accounts for its stock options issued to employees and outside directors pursuant to Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”. Accordingly, no compensation expense has been recognized in connection with the issuance of stock options.

The Company accounts for stock and warrants issued to non-employees in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", and the Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services." Under SFAS 123, the cost is measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for the years ended 31 March 2004 and 31 March 2003 was £13,520 and £1,690, respectively.

Consolidated statement of cash flows

The consolidated statement of cash flows prepared under UK GAAP presents substantially the same information as that required under US GAAP but they differ with regard to the classification of items within them and as regards the definition of cash under UK GAAP and cash and cash equivalents under US GAAP. Under US GAAP overdrafts are classified as debt whereas under UK GAAP they are netted against cash balances. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions, equity dividends, management of liquid resources and financing. US GAAP require only three categories of cash flow activity to be reported; operating, investing and financing. Capital expenditure, financial investments and acquisitions are included within investing activities under US GAAP. Proceeds from issuance of stock are included within financing activities under US GAAP.

The categories of cash flows under US GAAP can be summarized as follows:

	Years ended 31 March

	2004 £	2003 £

Cash flows used by operating activities	(136,061)	(120,386)
Cash flows used by investing activities	(1,168,702)	(1,248,543)
Cash flows provided by financing activities	3,608,582	1,552,832
Net increase in cash at bank and on hand	2,303,819	183,903
Effect of foreign exchange rate on cash	8,973	—
Cash at bank and on hand at beginning of year	183,903	—
Cash at bank and on hand at end of year	2,496,695	183,903

Baker Tilly	Page 35

2 Bloomsbury Street London WC1B 3ST Tel: +44 (0)20 7413 5100 Fax: +44 (0)20 7413 5100 DX: 1040 London/Chancery Lane www.bakertilly.co.uk

The Directors

Southern African Resources plc

27 St James’s Street

London

SW1A 1HA

25 February 2005

Dear Sirs

Southern African Resources plc (“the Company”)

United States Securities and Exchange Commission Form 20-F

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated, September 23, 2004, except as to Footnote 24 of the Company’s financial statements for the fiscal year ending March 31, 2004, as to which the date is February 25, 2005, in the Registration Statement (Form 20-F) for the U.S. Securities Exchange Act of 1934 registration of the Company’s Ordinary Shares and American Depositary Shares.

Yours faithfully

Baker Tilly